EXHIBIT 2.1
STOCK PURCHASE AGREEMENT
Among
TED D. WAITMAN, JAMES HUGHES, ALLENBY J. WILLOUGHBY, ALAN TAN
YEOW KOON and COMPASS CPM PARTNERS, L.P.
(the “Sellers”)
AMERICAN CAPITAL STRATEGIES, LTD.
(“ACAS”)
CPM HOLDINGS, INC.
(“Holdings”)
CPM ACQUISITION CORP.
(the “Company”)
and
GGEP/CPM HOLDINGS, LLC
(the “Buyer”)
Dated as of December 31, 2003

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Table of Contents
(continued)

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Table of Contents
(continued)

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Stock Purchase Agreement
     This Stock Purchase Agreement (this “Agreement”) is made as of December 31, 2003 by and among TED D. WAITMAN, an individual resident in Waterloo, Iowa, U.S.A. (“Waitman”), JAMES HUGHES, an individual resident in Waterloo, Iowa, U.S.A. (“Hughes”), ALLENBY J. WILLOUGHBY, an individual resident in Waterford, Ireland (“Willoughby”), ALAN TAN YEOW KOON, an individual resident in the Republic of Singapore (“Tan”, and collectively with Waitman, Hughes and Willoughby, the “Individual Sellers”), and COMPASS CPM PARTNERS, L.P., a Bahamian limited partnership (“CPM Partners”, and together with the Individual Sellers, the “Sellers”), CPM HOLDINGS, INC., a Delaware corporation (“Holdings”), CPM ACQUISITION CORP., a Delaware corporation (the “Company”), AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation (“ACAS”), and GGEP/CPM HOLDINGS, LLC, a Delaware limited liability company (the “Buyer”).
RECITALS
     Sellers desire to sell all of the issued and outstanding shares of common stock (the “Shares”) of Holdings and ACAS desires to sell the Warrants (as hereinafter defined), and Buyer desires to purchase the Shares and the Warrants, for the consideration and on the terms set forth in this Agreement.
     Holdings is the sole shareholder of the Company.
AGREEMENT
     The parties, intending to be legally bound, agree as follows:
1. DEFINITIONS
     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:
     “ACAS” — as defined in the first paragraph of this Agreement.
     “Adjustment Amount” — as defined in Section 2.2.
     “American Capital” means American Capital Financial Services, Inc.
     “Amsterdam Facility” means the Facility located at Distelweg 89, 1031 HD Amsterdam, Netherlands.
     “Applicable Contract” means any Contract (a) under which Holdings, the Company or any of Company’s Subsidiaries has or may acquire any rights, (b) under which Holdings the Company or any of Company’s Subsidiaries has or may become subject to any obligation or liability, or (c) by which Holdings, the Company or any of Company’s Subsidiaries or any of the respective assets owned or used by any of them is or may become bound.
     “Balance Sheet” — as defined in Section 3.4.

     “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.
     “Breach” — a “Breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence or circumstance.
     “Buyer” — as defined in the first paragraph of this Agreement.
     “Cash Escrow Amount” — means the Escrow Amount less the Estimated Prior Year Tax Refund Amount.
     “Change of Control” means any transaction or series of transactions that results in Buyer and entities controlling, controlled by or under common control with Buyer no longer having the right, whether pursuant to contract or otherwise, to elect a majority of the members of the Board of Directors of Holdings.
     “Closing” — as defined in Section 2.3.
     “Closing Date” means the date as of which the Closing actually takes place.
     “Closing Date Cash Consideration” — as defined in Section 2.4(c)(i).
     “Closing Date Modified Working Capital” — as defined in Section 2.5(b).
     “Company” — as defined in the Recitals of this Agreement.
     “Consent” means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).
     “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:
     (a) the sale of the Shares by Sellers to Buyer;
     (b) the sale of the Warrants by ACAS;
     (c) the performance by Buyer, Holdings, ACAS and Sellers of their respective covenants and obligations under this Agreement; and

     (d) Buyer’s acquisition and ownership of the Shares and the Warrants and exercise of control over Holdings, the Company and Company’s Subsidiaries.
     “Continuing Indebtedness” means all Indebtedness evidenced by or owing pursuant to that certain Amended and Restated Loan Agreement, dated as of February 20, 2003, by and among the Company, U.S. Bank National Association and Harris Trust and Savings Bank, as lenders, and U.S. Bank National Association, as agent (as amended up to the Closing Date).
     “Continuing Indebtedness Outstanding” means that amount, as confirmed in writing at or prior to Closing by U.S. National Bank National Association, in its capacity as agent with respect to the Continuing Indebtedness, of Continuing Indebtedness that is outstanding as of the Closing.
     “Contract” means any agreement, contract, obligation, promise or undertaking that is legally binding.
     “CPM Partners” — as defined in the first paragraph of this Agreement.
     “Crawfordsville Facility” means the Facility located at 1114 E. Wabash Avenue, Crawfordsville, IN 47933.
     “Damages” — as defined in Section 10.2.
     “Debt to be Repaid” means the Indebtedness evidenced by or owing pursuant to that certain Note and Equity Purchase Agreement, dated as of February 20, 2003, by and among Holdings, the Company and American Capital, as agent (as amended through the Closing Date), including Indebtedness thereunder owing solely as a result of the Contemplated Transactions.
     “Disclosure Letter” means the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.
     “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life or habitat and any other environmental medium or natural resource.
     “Environmental, Health and Safety Liabilities” means any obligations or liabilities (including any claims, suits or other assertions of obligations or liabilities) that are:
     (a) related to environmental, health or safety issues (including on-site or off-site contamination by Hazardous Materials of surface or subsurface soil or water); and

     (b) based upon or related to (i) any Environmental Law or (ii) any Order or permit imposed or issued by any Governmental Body.
     “Environmental Law” means any current or, with respect to the Amsterdam Facility only, future, Legal Requirement that addresses, is related to or is otherwise concerned with the Environment or environmental, health or safety issues, including any Legal Requirement relating to any emissions, releases or discharges of Hazardous Materials into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, clean-up or control of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. Sections 9601, et. seq.) (“CERCLA”), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et. seq.) (“RCRA”), and the Clean Water Act, as amended (33 U.S.C. Section 1251, et. seq.), or any foreign, state or local equivalent thereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Escrow Agent” — as defined in Section 2.6.
     “Escrow Agreement” — as defined in Section 2.6.
     “Escrow Amount” means $8,000,000.
     “Estimated Adjustment Amount” — as defined in Section 2.2.
     “Estimated Prior Year Tax Refund Amount” means $1,500,000.
     “Estimated Retained Cash” — as defined in Section 2.2.
     “Facilities” means any real property, leaseholds or other interests currently or formerly owned or operated by the Company or its Subsidiaries and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by the Company or its Subsidiaries.
     “Facility Remediation Costs” means Remediation Costs related to Remediation on or under a Facility, but specifically does not mean Remediation Costs related to Remediation on or under an adjacent, neighboring or other property regardless of whether such Remediation relates to a Release, a Threatened Release or other activities at a Facility.
     “GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(c) were prepared.
     “Governmental Authorization” — as defined in Section 3.12(b).

     “Governmental Body” means any:
     (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;
     (b) federal, state, local, municipal, foreign or other government;
     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);
     (d) multi-national organization or body; or
     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
     “Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law or otherwise regulated under any Environmental Law, including any mixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.
     “Indebtedness” means the aggregate amount (including the current portions thereof) of all (i) obligations for money borrowed from others, purchase money obligations and capitalized lease obligations, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations upon which interest charges are customarily paid, (iv) obligations under conditional sale or other title retention agreements relating to purchased property, (v) obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for inventory, services and supplies incurred in the Ordinary Course of Business), (vi) capitalized lease obligations, (vii) obligations of others secured by any Encumbrance (other than Permitted Encumbrances) on property or assets of Holdings, the Company or Company’s Subsidiaries, (viii) obligations under interest rate or currency hedging transactions (valued at the termination value thereof), (ix) letters of credit, (x) indebtedness of the type described in subsections (i) through (ix) above guaranteed, directly or indirectly, in any manner by the Company or its Subsidiaries, but excluding endorsements of checks and other instruments in the Ordinary Course of Business, (xi) interest expense accrued but unpaid on or relating to any of the foregoing, and (xii) all premiums and fees payable in connection with any redemption or prepayment of any of the foregoing.
     “Indemnified Persons of Buyer” — as defined in Section 10.2.
     “Intellectual Property Assets” — as defined in Section 3.20(a).
     “Intercompany Indebtedness” means any Indebtedness owed (i) by any of Company’s Subsidiaries to the Company or Holdings, (ii) by the Company to Holdings or any of Company’s Subsidiaries, or (iii) by Holdings to the Company or any of Company’s Subsidiaries.

     “Interim Balance Sheet” — as defined in Section 3.4.
     “IP Contributor” — as defined in Section 3.20(g).
     “IRC” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.
     “IRS” means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.
     “Kilgore Agreement” means the Management Services Agreement, dated May 2001, between the Company and Kilgore Consulting CPM, LLC.
     “Knowledge” — an individual will be deemed to have “Knowledge” of a particular fact or other matter if:
     (a) such individual is actually aware of such fact or other matter; or
     (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the conduct of the duties of the applicable individual in the Ordinary Course of Business.
     A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.
     “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, permit, decree, ordinance, principle of common law, regulation, statute or treaty.
     “Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
     “Order” means any award, decision, decree, writ, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.
     “Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if-
     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

     (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and
     (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.
     “Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation and its bylaws and, with respect to any other Person, its charter or similar document adopted or filed in connection with its creation, formation or organization, in each case including any amendments thereto and as currently in effect.
     “Permitted Encumbrances” means (i) liens securing current taxes, assessments, fees or other governmental charges or levies not yet delinquent; (ii) imperfections of title, easements, encroachments, covenants, rights of way, defects, irregularities or encumbrances on title or similar Encumbrances which would not, individually or in the aggregate, reasonably be expected to impair in any material respect the operations of the business of the Company and its Subsidiaries, taken as a whole; (iii) inchoate mechanics and materialmen’s liens for construction in progress; (iv) liens of warehousemen and carriers arising in the ordinary course of business; (v) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other similar laws which are not material, individually or in the aggregate; and (vi) Encumbrances arising under or in connection with the Continuing Indebtedness.
     “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.
     “Plan” — as defined in Section 3.11(a).
     “Pre-Closing Tax Period” means any Tax period ending on or before the close of business on the Closing Date or, in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.
     “Preferred Stock” means the Class A Convertible Preferred Stock of Holdings.
     “Prior Year Tax Refund Amounts” — as defined in Section 12.3.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
     “Reference Modified Working Capital” — as defined in 2.5(a).

     “Related Person” means with respect to a particular individual:
     (a) each other member of such individual’s Family;
     (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;
     (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
     (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).
     With respect to a specified Person other than an individual:
     (e) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
     (f) any Person that holds a Material Interest in such specified Person;
     (g) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);
     (h) any Person in which such specified Person holds a Material Interest;
     (i) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and
     (j) any Related Person of any individual described in clause (b) or (c).
     For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) a parent, child, sibling, nephew or niece of the individual or the individual’s spouse, and (iv) any other natural person who resides with such individual and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.
     “Release” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional.
     “Remediation” means any response to the existence of Hazardous Materials in the Environment, including, without limitation, investigation, assessment, monitoring, testing, excavation, clean-up, treatment and disposal thereof.

     “Remediation Costs” mean expenses, costs and fees related to a Remediation, including, without limitation, expenses, costs and fees of consultants, attorneys, contractors, laboratories, drillers, haulers and disposal facilities.
     “Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
     “Retained Cash” means the aggregate of all cash and cash equivalents, if any, retained by the Company and Company’s Subsidiaries at Closing.
     “Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Selected Accounting Firm” — as defined in Section 2.5(g).
     “Seller Expenses” — as defined in Section 11.1.
     “Sellers” — as defined in the first paragraph of this Agreement.
     “Sellers’ Representative” means I. Joseph Massoud or such other representative of CPM Partners as I. Joseph Massoud, on behalf of CPM Partners, may from time to time designate by written notice to Buyer.
     “Shares” — as defined in the Recitals of this Agreement.
     “Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.
     “Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
     “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Threatened” — a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made orally or in writing, or any notice has been given orally or in writing, to any of the Sellers or any officer or director of Holdings, the Company or any of Company’s Subsidiaries or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is reasonably likely to be asserted, commenced, taken or otherwise pursued in the future.
     “Threatened Release” has the same meaning that such term is given when used in CERCLA.
     “Warrants” means the warrant or warrants to purchase capital stock of Holdings issued to ACAS in connection with the Debt to be Repaid.
     “Working Capital Closing Statement” — as defined in Section 2.5(b).
2. SALE AND TRANSFER OF SHARES AND WARRANTS
     2.1 Shares; Warrants
     Subject to the terms and conditions of this Agreement, at the Closing:
     (a) Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers; and
     (b) ACAS will sell and transfer the Warrant to Buyer, and Buyer will purchase the Warrant from ACAS.
     2.2 Purchase Price
     The purchase price (the “Purchase Price”) shall be (i) $114,566,000 less the Continuing Indebtedness Outstanding and the Debt to be Repaid, plus (ii) an amount equal to the Retained Cash plus (iii) an amount (which amount may be positive or negative) (the “Adjustment Amount”) equal to the Closing Date Modified Working Capital (as defined in Section 2.5(b)) minus the Reference Modified Working Capital (as defined in Section 2.5(a)). Buyer and Sellers’ Representative shall mutually determine and agree upon an estimate of the Retained Cash (the “Estimated Retained Cash”) at or prior to Closing. The Company shall determine, in good faith and in accordance with GAAP, and deliver to Buyer at or prior to Closing a written estimate of the Adjustment Amount (the “Estimated Adjustment Amount”).
     2.3 Closing
     The purchases and sales provided for in this Agreement (the “Closing”) will take place at the offices of Mayer, Brown, Rowe & Maw LLP, Buyer’s counsel, at 1675 Broadway, New York, New York, at 10:00 a.m. (local time) on December 31, 2003.

     2.4 Closing Obligations
     At the Closing:
     (a) Sellers will deliver to Buyer:
     (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers); and
     (ii) each other document reasonably required to be delivered at Closing by Sellers, Holdings or the Company in accordance with this Agreement.
     (b) ACAS will deliver to Buyer the original Warrants, accompanied by assignment documentation reasonably acceptable to Buyer.
     (c) Buyer will deliver or cause to be delivered:
     (i) to Sellers and ACAS, in the aggregate, the sum of (A) $114,566,000 less the Continuing Indebtedness Outstanding and the Debt to be Repaid, plus (B) an amount equal to the Estimated Retained Cash, plus (C) the Estimated Adjustment Amount (which Estimated Adjustment Amount may be positive or negative), minus (D) the Cash Escrow Amount (such sum being hereinafter referred to as the “Closing Date Cash Consideration”), which Closing Date Cash Consideration shall be paid to or as directed by the Sellers and ACAS in such amounts and by such means as are specified in Exhibit 2.4(c) hereto (which Exhibit 2.4(c) shall be attached to this Agreement at Closing). At the instruction of Sellers’ Representative, to be delivered prior to Closing, Buyer shall pay the Seller Expenses out of the amounts otherwise payable under this Section 2.4(c)(i) and proportionately reduce the amounts payable to Sellers and ACAS hereunder by the amount of such Seller Expenses. All amounts set forth on Exhibit 2.4 to be paid to Sellers or ACAS by wire transfer shall be in immediately available funds.
     (ii) to the Escrow Agent, the Cash Escrow Amount;
     (iii) to or as directed by ACAS in immediately available U.S. funds by confirmed wire transfer to a bank account to be designated by ACAS, the Debt to be Repaid; and
     (iv) each other document reasonably required to be delivered at Closing by Buyer in accordance with this Agreement.
     2.5 Adjustment Procedure
     (a) For purposes of computing the Adjustment Amount, “Reference Modified Working Capital” shall be $13,990,000.
     (b) Within forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement of Closing Date Modified Working Capital (as hereinafter defined) (such statement being herein referred to as the “Working Capital Closing Statement”) and, based thereon, and Buyer’s determination of a proposed Adjustment Amount. Sellers’

Representative shall promptly deliver a copy of the Working Capital Closing Statement and such proposed Adjustment Amount and resulting Purchase Price to ACAS. Sellers’ Representative may, on behalf of all Sellers, object to Buyer’s determination of the Adjustment Amount by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to Buyer within thirty (30) days following delivery to it by Buyer of the Working Capital Closing Statement. If Sellers’ Representative makes such objection, then Buyer and Sellers’ Representative shall seek in good faith to resolve all disagreements set forth in such written statement of objections within twenty (20) days following the delivery thereof to Buyer. “Closing Date Modified Working Capital” shall mean the amount, calculated in accordance with GAAP, equal to: (i) all current assets (including Retained Cash, but excluding all Tax assets) at the close of business on the Closing Date of the Company and Company’s Subsidiaries minus (ii) all current liabilities (other than the current portion of the Debt to be Repaid and of the Continuing Indebtedness, but including an amount equal the aggregate of all Seller Expenses to be paid by Buyer, Holdings or the Company subsequent to the Closing) at such time of the Company and Company’s Subsidiaries minus (iii) Estimated Retained Cash.
     (c) If the Adjustment Amount as finally determined is less than the Estimated Adjustment Amount, then, within five (5) business days of final determination of the Adjustment Amount, (i) ACAS shall pay to Buyer ten percent (10%) of such short fall and (ii) the Sellers shall pay to Buyer, in the aggregate, ninety percent (90%) of the amount of such short fall, in each case by wire transfer of immediately available funds to such bank account of Buyer as Buyer shall specify.
     (d) If the Adjustment Amount as finally determined is greater than the Estimated Adjustment Amount, then, within five (5) business days of final determination of the Adjustment Amount, Buyer shall pay to (i) ACAS ten percent (10%) of such excess by wire transfer of immediately available funds to such bank account of ACAS as ACAS shall specify and (ii) Sellers, in the aggregate, ninety percent (90%) of the amount of such excess by wire transfer of immediately available funds to such bank account or accounts of Sellers as Sellers’ Representative shall specify.
     (e) After the Closing, in connection with the review by Sellers’ Representative of the Working Capital Closing Statement, Buyer shall permit Sellers’ Representative and its representatives to have reasonable access to, and to examine and make copies of, the books and records of Holdings, the Company and Company’s Subsidiaries.
     (f) If, within twenty (20) days following delivery by Sellers’ Representative of its written objection notice to Buyer, Buyer and Sellers’ Representative cannot agree upon the Adjustment Amount, the parties shall submit such dispute for resolution to an accounting firm of recognized national standing acceptable to Buyer and Sellers’ Representative and not then employed by Buyer or any of Sellers (the “Selected Accounting Firm”) by promptly delivering to the Selected Accounting Firm their respective proposed Adjustment Amount and support therefor. If Buyer and Sellers’ Representative cannot agree upon the accounting firm to serve as the Selected Accounting Firm, then the New York office of KPMG shall serve as the Selected Accounting Firm. The Selected Accounting Firm shall make a final and binding resolution of the dispute based solely upon the materials provided by Sellers’ Representative and Buyer and the applicable Adjustment Amount as finally determined by the Selected Accounting Firm shall be deemed acceptable to Buyer and Sellers for all purposes of this Agreement. The Selected Accounting Firm shall be instructed that, in making its final and binding resolution, it must select the proposed Adjustment Amount of either the Buyer or the Sellers’ Representative. No appeal from such determination shall be permitted. The Selected Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty (30) days after its receipt of the first of such proposed Purchase Price determinations and, in any case, as soon as practicable after such receipt. The costs and expenses for the services of the Selected Accounting Firm shall be borne by the non-prevailing party. Judgment upon any award or decision by the Selected Accounting Firm may be enforced by any court having jurisdiction thereof.
     2.6 Escrow Funds
     The Escrow Amount shall be comprised of the Prior Year Tax Refund Amounts and the Cash Escrow Amount. The Cash Escrow Amount shall be deposited in an interest-bearing account with a commercial bank or trust company mutually selected by Buyer and the Sellers to act as Escrow Agent hereunder (the “Escrow Agent”) for the purpose of securing a portion of the Sellers’ and ACAS’s indemnification obligations set forth in Article 10. Ninety percent (90%) of the Cash Escrow Amount shall be withheld from the Purchase Price otherwise payable, in the aggregate, to Sellers and ten percent (10%) of the Cash Escrow Amount shall be withheld from the Purchase Price otherwise payable to ACAS. The portion of the Cash Escrow Amount to be withheld from the Purchase Price otherwise payable to each Seller shall be based upon the proportion of the number of Shares held by such Seller immediately prior to the Closing to the total number of Shares. The Escrow Amount, together with all interest, dividends and other income thereon, shall be held and released by the Escrow Agent in accordance with this Agreement and an escrow agreement in substantially the form attached hereto as Exhibit 2.6, to be entered into among Buyer, Sellers, ACAS, the Company and the Escrow Agent (the “Escrow Agreement”).
3. REPRESENTATIONS AND WARRANTIES OF SELLERS, HOLDINGS AND THE COMPANY
     Sellers, Holdings, the Company and, with respect to Sections 3.2 and 3.3 only (and only as the representations and warranties in those Sections relate to ACAS), ACAS hereby jointly and severally represent and warrant to Buyer as follows:
     3.1 Organization and Good Standing
     (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list of the exact legal name of Holdings, the Company and of each of Company’s Subsidiaries, together with their respective jurisdictions of organization, the jurisdictions in which they are authorized to do business, and their respective capitalization (including the identity of each equity holder and the number of shares or other equity interests held by each such holder). Each of Holdings and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use and to perform all its obligations under this Agreement and the other Applicable Contracts to which it is a party, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Each of Company’s Subsidiaries is duly organized and validly existing under the laws of its respective country of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts to which it is a party. Except for the Company and Company’s Subsidiaries, Holdings has no Subsidiaries. Except as listed in Part 3.1 of the Disclosure Letter, neither Holdings nor the Company has any Subsidiaries.
     (b) Sellers have either delivered, caused to have been delivered or made available to Buyer true, correct and complete copies of the Organizational Documents of each of Holdings, the Company and Company’s Subsidiaries.
     3.2 Authority; No Conflict
     (a) This Agreement constitutes the legal, valid and binding obligation of each of the Sellers, ACAS, Holdings and the Company, enforceable against each of them in accordance with its terms. Each of CPM Partners, ACAS, the Company and Holdings has the power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. Each of the Individual Sellers has the right, power, authority and capacity to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CPM Partners, ACAS, Holdings and the Company. The execution and delivery of the Escrow Agreement and the performance of the Company’s, CPM Partners’, ACAS’s and Holdings’ respective obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company, CPM Partners, ACAS and Holdings, respectively. This Agreement has been duly executed and delivered by the Sellers, ACAS, Holdings and the Company and constitutes a valid and binding agreement of each of them, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors rights generally, or by general equity principles. Upon the execution and delivery by Sellers, ACAS and the Company of the Escrow Agreement, the Escrow Agreement will constitute the legal, valid, and binding obligation of Sellers, ACAS and the Company, enforceable against Sellers, ACAS and the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors rights generally, or by general equity principles.
     (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement and the Escrow Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
     (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of CPM Partners, ACAS, Holdings or the Company, or

(B) any resolution adopted by the board of directors or the stockholders of Holdings or ACAS or the partners of CPM Partners;
     (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Holdings, the Company or Company’s Subsidiaries, or any of the properties or assets owned or used by any of them, may be subject;
     (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Holdings, the Company or Company’s Subsidiaries or that otherwise relates to the business of, or any of the properties or assets owned or used by Holdings, the Company or Company’s Subsidiaries;
     (iv) cause Buyer, Holdings or the Company, or any of Company’s Subsidiaries, to become subject to, or to become liable for the payment of, any Tax;
     (v) cause any of the assets owned by Holdings, the Company or Company’s Subsidiaries to be reassessed or revalued by any taxing authority or other Governmental Body;
     (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Holdings, the Company or Company’s Subsidiaries; or
     (vii) result in any violation of, or constitute a default under, any Applicable Contract.
     (c) Except as set forth in Part 3.2(c) of the Disclosure Letter, neither the Sellers, ACAS, Holdings nor the Company is or will be required to give any notice to, make any filing with, or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, other than authorizations, consents, approval, orders or filings, the failure of which to obtain would not reasonably be expected to impede, interfere with, prevent or materially delay the Contemplated Transactions, or otherwise materially and adversely affect the Company and its Subsidiaries taken as a whole or Holdings.
     3.3 Capitalization
     Part 3.3 of the Disclosure Letter contains a complete and accurate listing of the authorized, issued and outstanding shares of capital stock, together with, where applicable, the par value thereof, of each of Holdings, the Company and Company’s Subsidiaries. Sellers are the record and beneficial owners and holders of all the Shares, and Holdings is the record and beneficial holder of all the capital stock of the Company, in each case free and clear of all Encumbrances except Permitted Encumbrances arising pursuant to clause (vi) of the definition thereof and as set forth in Part 3.3 of the Disclosure Letter. ACAS is the record and beneficial owner and holder of all the Warrants. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. The Warrants have been duly authorized and validly issued. Except for the Warrants and as set forth in Part 3.3 of the Disclosure Letter, there are no options, warrants, calls, commitments, Contracts or other rights relating to the issuance, sale or transfer of any equity securities or other securities of Holdings, the Company or Company’s Subsidiaries, and neither Holdings, the Company nor any of Company’s Subsidiaries owns, or has any right or Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
     3.4 Financial Statements
     Sellers have delivered, or have caused to be delivered, to Buyer: (a) an audited consolidated closing balance sheet of the Company and its Subsidiaries at May 30, 2001, (b) audited consolidated balance sheets of the Company and its Subsidiaries as at each of September 30, 2001 and September 30, 2002, and the related audited consolidated statements of income, changes in stockholders’ equity and cash flow, together with notes thereto, for each of the four months and one year, respectively, then ended, together with the report thereon of Ernst & Young, L.L.P., independent certified public accountants, (c) a consolidated balance sheet of the Company and its Subsidiaries as at February 28, 2003 (including any notes thereto, the “Balance Sheet”) and the related consolidated statements of income, changes in stockholders’ equity and cash flow for the five months then ended, together with the report thereon of Ernst & Young, L.L.P., independent certified public accountants, (d) an unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2003, and (e) an unaudited consolidated balance sheet of the Company and its Subsidiaries as at November 30, 2003 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for the 9 months then ended. Such financial statements fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company and its Subsidiaries taken as a whole as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year end adjustments and the absence of notes; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved and from each, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.
     3.5 Books and Records
     The books of account, minute books, stock record books and other records of Holdings, the Company and, since May 30, 2001, Company’s Subsidiaries, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of Holdings and the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors and committees of the Boards of Directors of the Company. All of such books and records are in the possession of Holdings and the Company.

     3.6 Title to Properties; Encumbrances; Obligations of Holdings
     (a) Real Property:
     (i) Part 3.6(a)(i) of the Disclosure Letter sets forth a complete and accurate list of all the real property owned by the Company and its Subsidiaries (the “Owned Real Property”) and Part 3.6(a)(i) of the Disclosure Letter sets forth all the real property leased by the Company and its Subsidiaries (the “Leased Real Property”).
     (ii) The Company or a Company Subsidiary owns valid and legal title to the Owned Real Property free and clear of all Encumbrances, except (x) Permitted Encumbrances and (y) as set forth in Part 3.6(a) of the Disclosure Letter. Except as set forth in Part 3.6(a) of the Disclosure Letter, the Company has a valid leasehold interest in all Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances.
     (iii) Neither the Company nor, since May 30, 2001, any of its Subsidiaries, has received written notice of, and there has not been Threatened and, to the Knowledge of the Company, there does not exist any condemnation or eminent domain proceeding, lawsuit or administrative action relating to the Owned Real Property or the Leased Real Property which would materially and adversely affect the use, occupancy or value thereof.
     (iv) With respect to each Owned Real Property listed in Part 3.6(a)(i) of the Disclosure Letter, except as set forth in Part 3.6(a)(iv)of the Disclosure Letter:
     (1) except for Permitted Encumbrances, there are no leases, subleases, licenses, concessions or other agreements to which the Company or any of its Subsidiaries is a party granting to any party or parties the right or use or occupancy of any portion of such parcel of Owned Real Property;
     (2) there are no outstanding options, rights of first offer or rights of first refusal to purchase such parcel of Owned Real Property, any portion thereof or interest therein;
     (3) each parcel of Owned Real Property has direct access to a public street adjoining such property or has access to a public street via valid easements benefiting such Owned Real Property, and such access is not dependent on any land or other real property interest which is not included in the Owned Real Property. None of the Owned Real Property, including the improvements and fixtures thereon, is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Owned Real Property;
     (4) the current use and occupancy of the Owned Real Property and the operation of the business of the Company and its Subsidiaries as currently conducted does not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded written agreement affecting the Owned Real Property; and
     (5) the Company has delivered or made available to Buyer true and complete copies of all material documents related to the Owned Real Property currently in its possession, including all existing deeds and surveys.
     (v) With respect to each Leased Real Property lease:
     (1) such lease is legal, valid, binding and enforceable against the Company and, to the Knowledge of the Company, against the applicable Subsidiary and the other parties thereto and is in full force and effect, in each case subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws or general principles of equity;
     (2) the Company has delivered or made available to Buyer true, complete and accurate copies of each of the leases described on Part 3.6(a)(i) of the Disclosure Letter, and none of the leases have been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer or as set forth in Part 3.6(a)(iv) of the Disclosure Schedule;
     (3) neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party, is in default in any respect under such lease, and to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease;
     (4) no security deposit or portion thereof deposited with respect to any such lease has been applied in respect of a breach or default under such lease which has not be been redeposited in full;
     (5) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any other party the right to use or occupy such Leased Real Property or any portion thereof; and
     (6) the Contemplated Transactions do not require the consent of any other party to any of such leases, will not result in a breach of or default under such lease, and will not otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date.
     (vi) Except as set forth in Part 3.6(a)(vi) of the Disclosure Letter, all buildings, improvements and fixtures, and components of the Owned Real Property and Leased Real Property are in good operating condition, reasonable wear and tear and scheduled maintenance excepted, and are sufficient for the continued operation of the businesses of the Company and each of its Subsidiaries immediately following Closing as presently conducted.
     (b) Personal Property. Part 3.6(b) of the Disclosure Letter sets forth all the tangible assets and personal property owned by the Company and its Subsidiaries and having a net book value as of the date of the Interim Balance Sheet in excess of $100,000 (the “Owned Personal Property”) and Part 3.6(b) of the Disclosure Letter sets forth all the tangible assets and personal property leased by the Company and its Subsidiaries having a net book value as of the date of the Interim Balance Sheet in excess of $100,000 (the “Leased Personal Property”).
     (i) The Company or its Subsidiaries has valid and legal, good and marketable title to the Owned Personal Property free and clear of all Encumbrances, except (x) Permitted Encumbrances and (y) as set forth in Part 3.6(b)(i) of the Disclosure Letter. Except as set forth in Part 3.6(b)(i) of the Disclosure Letter, the Company has a valid leasehold interest in all Leased Personal Property free and clear of all Liens, except Permitted Encumbrances.
     (ii) With respect to each Leased Personal Property lease:
     (1) such lease is legal, valid, binding and enforceable against the Company or its applicable Subsidiary and, to the Knowledge of the Company, against the other parties thereto and is in full force and effect, in each case subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws or general principles of equity;
     (2) the Company has delivered or made available to Buyer true, complete and accurate copies of each of the leases described in Part 3.6(b) of the Disclosure Letter, and none of the leases have been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer or as set forth in Part 3.6(b)(ii) of the Disclosure Letter;
     (3) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party, is in default in any respect under such lease, and to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of payment under such lease;
     (4) no security deposit or portion thereof deposited with respect to any such lease has been applied in respect of a breach or default under such lease which has not be been redeposited in full;
     (5) neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any other party the right to use such Leased Personal Property; and

     (6) except as set forth in Part 3.6(b)(ii) of the Disclosure Letter, the Contemplated Transactions do not require the consent of any other party to any of such lease, will not result in a breach of or default under such lease, and will not otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing Date.
     (iii) Except as set forth in Part 3.6(b)(iii) of the Disclosure Letter, all Owned Personal Property and Leased Personal Property is in good operating condition, reasonable wear and tear and scheduled maintenance excepted, and is sufficient for the continued operation of the businesses of the Company and each of its Subsidiaries immediately following Closing as presently conducted.
     (c) Other than indirectly through its ownership of the Company and Company’s Subsidiaries, Holdings does not own or lease any real property or tangible personal property.
     (d) After giving effect to the Contemplated Transactions, Holdings shall have no obligations.
     3.7 Condition and Sufficiency of Assets
     Except as set forth on Part 3.7 of the Disclosure Letter, the buildings, plants, structures and equipment of the Company and Company’s Subsidiaries are in good operating condition, reasonable wear and tear and scheduled maintenance excepted, and are adequate for the uses to which they are being put. The building, plants, structures and equipment of the Company and its Subsidiaries are sufficient for the conduct of the business of the Company and its Subsidiaries immediately after the Closing in substantially the same manner as conducted prior to the Closing.
     3.8 Accounts Receivable
     (a) All accounts receivable of the Company and its Subsidiaries that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent bona fide obligations of the respective account debtors arising in the Ordinary Course of Business and, to Holdings’ and Sellers’ Knowledge, except as reflected in a reserve account included in the Balance Sheet or Interim Balance Sheet, are not subject to any offsets or counterclaims. Part 3.8(a) of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet.
     (b) Since September 30, 2003, the Company has not entered into any “bill any hold” sale.
     3.9 Inventory
     The inventory of the Company and its Subsidiaries will, on the Closing Date, consist of items that are good and merchantable and of a quality and quantity that are usable and, with respect to finished goods, saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been reserved for in accordance with

GAAP in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date. The Company and Company’s Subsidiaries have good title to their respective inventory, free and clear of all Encumbrances, except for Permitted Encumbrances.
     3.10 Taxes
Except as set forth in Part 3.10 of the Disclosure Letter:
     (a) Holdings and the Company and, since May 30, 2001, each of Company’s Subsidiaries, has timely filed or caused to be timely filed all material Tax Returns that are or were required to be filed as of the date hereof pursuant to applicable Legal Requirements. All such Tax Returns were complete and accurate in all material respects when filed, and all Taxes shown to be due on such Tax Returns have been timely paid in full. Sellers have delivered or have caused to have been delivered or made available to Buyer copies of all such Tax Returns filed after May 30, 2001. Holdings and the Company and, since May 30, 2001, each of Company’s Subsidiaries has paid, or made adequate provision in its books and records in accordance with generally accepted accounting procedures for all accrued Taxes through the close of the month preceding the date hereof, except such Taxes being contested in good faith.
     (b) Neither Holdings, the Company nor, since May 30, 2001, any of Company’s Subsidiaries has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Holdings, the Company or Company’s Subsidiaries or for which the Company or its Subsidiaries may be liable. To Sellers’, Holdings’ or the Company’s Knowledge, there exists no proposed tax assessment against Holdings or the Company or Company’s Subsidiaries. All Taxes that either Holdings, the Company or, since May 30, 2001, any of Company’s Subsidiaries is or was required by Legal Requirements to withhold or collect have been duly withheld or collected.
     (c) Holdings is not and has not been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).
     (d) No Tax Return that includes the business or operations of Holdings, the Company or, since May 30, 2001, a Company Subsidiary relating to a Taxable period for which the applicable statute of limitations has not expired has ever been audited or investigated by any Taxing authority. To Sellers’, Holdings’ or the Company’s Knowledge, no facts exist which would constitute grounds for the assessment of any material additional Taxes by any Taxing authority with respect to the taxable years covered in such returns. No material issues have been raised in any examination by any Taxing authority with respect to the business or operations of Holdings, the Company or, since May 30, 2001, any Subsidiary of the Company which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined.
     (e) Neither Holdings, the Company, nor, since May 30, 2001, any of the Company’s Subsidiaries has made or become obligated to make, or will as a result of any event connected with the Contemplated Transactions become obligated to make, any “excess parachute payment”

as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof) or any payment that would not be deductible pursuant to Section 162(m) of the Code.
     (f) Since May 30, 2001, neither Holdings, the Company, nor any of the Company’s Subsidiaries has been a party to a transaction that has been reported as a reorganization within the meaning of Code section 368, or distributed as a corporation (or been distributed) in a transaction that is reported to qualify under Code section 355.
     (g) Neither Holdings, the Company, nor, since May 30, 2001, any Subsidiary of the Company (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Holdings) or (B) has liability for the Taxes of any Person (other than Holdings, the Company or a Subsidiary of the Company) under Treas. Reg. §1.1502-6 (or any similar provisions of state, local, or foreign law), as transferee or successor, by contract or otherwise.
     (h) Neither Holdings, the Company nor any of the Company’s Subsidiaries has filed an amendment within the preceding twelve months to a federal or state income Tax return that was filed by or, on behalf of, Holdings, the Company or any of the Company’s Subsidiaries.
     3.11 Employee Benefits
     As used in this Section 3.11, the following terms have the meanings set forth below.
     “Company Other Benefit Obligation” means an Other Benefit Obligation owed, adopted or followed by the Company.
     “Company Plan” means all Plans of which the Company or an ERISA Affiliate of the Company is or was a Plan Sponsor for the Relevant Period, or to which the Company or an ERISA Affiliate of the Company otherwise contributes or has contributed for the Relevant Period, or in which the Company or an ERISA Affiliate of the Company otherwise participates or has participated, or with respect to which the Company could have any obligation, actual or contingent to contribute under ERISA § 302 and IRC§ 412 for the Relevant Period. Notwithstanding the foregoing, “Company Plan” shall not include any Plan for which the Company could not have any obligation, actual or contingent to contribute for the Relevant Period under ERISA §302 or IRC § 412 and in which the Company does not and has not participated for the Relevant Period.
     “Company VEBA” means a VEBA whose members include employees of the Company.
     “ERISA Affiliate” means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC § 414.
     “Multiemployer Plan” has the meaning given to such term in ERISA § 3(37)(A).
     “Other Benefit Obligations” means all obligations, arrangements or customary practices, whether or not legally enforceable, to provide benefits, to present or former directors, employees or agents, other than obligations, arrangements and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, employment agreements, sabbatical policies, severance payment policies, or arrangements and any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, that does not constitute a Plan.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Pension Plan” has the meaning given in ERISA § 3(2)(A).
     “Plan” has the meaning given in ERISA § 3(3).
     “Plan Sponsor” has the meaning given in ERISA § 3(16)(B).
     “Qualified Plan” means any Plan that is intended to meet or purports to meet the requirements of IRC § 401(a).
     “Relevant Period” means the period from June 1, 2001 through the Closing Date.
     “Title IV Plans” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than Multiemployer Plans.
     “VEBA” means a voluntary employees’ beneficiary association under IRC § 501(c)(9).
     “Welfare Plan” has the meaning given in ERISA § 3(1).
     (a) Part 3.11(a) of the Disclosure Letter sets forth a true and correct list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs (“Benefit Plans”). A true and correct copy of each of the Benefit Plans listed on Part 3.11(a) of the Disclosure Letter, including, to the extent applicable, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been supplied to the Purchaser. In the case of any Benefit Plan that is not in written form, the Purchaser has been supplied with an accurate description of such Benefit Plan as in effect on the date hereof. A true and correct copy of the most recent annual report, actuarial report, accountant’s opinion of the relevant Benefit Plan’s financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Benefit Plan, to the extent applicable and in the case of the annual report, actuarial report, accountant’s opinion and summary plan description, to the extent required under ERISA or IRC, and a copy of the most recent schedule of assets held with respect to any funded Benefit Plan has been supplied to the Purchaser, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied.
     (b) Except as set forth in Part 3.11(b) of the Disclosure Letter:
     (i) The Company has performed all of its obligations under all Benefit Plans. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Benefit Plans that have accrued but are not due, and for a pro rata amount of the contributions that would otherwise have been made in accordance with past practices and applicable law for the applicable contribution period that includes the Closing Date.
     (ii) No statement, either written or, to Holdings’ and Sellers’ Knowledge, oral, has been made by the Company to any Person with regard to any Company Plan or Company Other Benefit Obligation that was not in accordance with such Company Plan or Company Other Benefit Obligation and that could have an adverse economic consequence to the Company or to Buyer.
     (iii) The Company, with respect to all Benefit Plans, is, and each Benefit Plan is, in full compliance, in form and operation, with ERISA, the IRC and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.11, and with any applicable collective bargaining agreement, and no notice has been issued by any governmental authority questioning or challenging such compliance, and, to Holdings’ and Sellers’ Knowledge, no event has occurred that will or could cause any such Benefit Plan to fail to comply with such requirements.
     (A) No transaction prohibited by ERISA § 406 and no “prohibited transaction” under IRC § 4975(c) have occurred with respect to any Company Plan.
     (B) The Company has no liability to the IRS with respect to any Benefit Plan, including any liability imposed by Chapter 43, 47 or 68 of the IRC.
     (C) The Company has no liability to the PBGC with respect to any Company Plan, or has any liability under ERISA § 302 or § 4971.
     (D) All filings required of the Company by ERISA and the IRC for the Relevant Period as to each Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the IRC for the Relevant Period have been timely provided.
     (E) All contributions and payments made or accrued with respect to all Benefit Plans for the Relevant Period are deductible under IRC § 162 or § 404. No amount, or any asset of any Company Plan or Company VEBA, is subject to tax as unrelated business taxable income.
     (iv) Unless otherwise prohibited by ERISA, IRC or other applicable law, each Company Plan can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.
     (v) Since March 1, 2003, there has been no establishment or amendment of any Company Plan, Company VEBA or Company Other Benefit Obligation, except to the extent necessary to comply with, or incorporate various provisions of, ERISA, the IRC and other applicable laws.

     (vi) No event within the control of the Company has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured.
     (vii) Other than routine, non-material claims for benefits submitted by participants or beneficiaries in the ordinary course, no claim against, or legal proceeding involving, any Company Plan, Company Other Benefit Obligation or Company VEBA is pending or Threatened and, to Holdings’ and Sellers’ Knowledge, no facts exist that could give rise to any such claims or legal proceedings.
     (viii) Each Qualified Plan of the Company is qualified in form and operation under IRC § 401(a); each trust for each such Plan is exempt from federal income tax under IRC § 501(a). Each Company VEBA is exempt from federal income tax. No event has occurred or circumstance exists (including making any amendments to the Plan) that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.
     (ix) The Company and each ERISA Affiliate of the Company has met the minimum funding standard, and has made all contributions required, under ERISA § 302 and IRC § 412 with respect to any Plan that is a Company Plan subject to such provisions.
     (x) No Company Plan is a Title IV Plan.
     (xi) The Company has paid all amounts due to the PBGC pursuant to ERISA § 4007 for the Relevant Period.
     (xii) Neither the Company nor any ERISA Affiliate of the Company has ceased operations at any facility or has withdrawn from any Title IV Plan in a manner that would subject to such entity to liability under ERISA § 4062(e), § 4063 or § 4064.
     (xiii) During the Relevant Period, neither the Company nor any ERISA Affiliate of the Company has filed a notice of intent to terminate any Plan that is a Title IV Plan or has adopted any amendment to treat any such Title IV Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA § 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan that is a Title IV Plan.
     (xiv) No amendment has been made, or is reasonably expected to be made, to any Company Plan that has required or could require the provision of security under ERISA § 307 or IRC § 401(a)(29).
     (xv) No accumulated funding deficiency within the meaning of IRC § 412(a) and ERISA § 302(a)(2), whether or not waived, exists with respect to any Company Plan that is subject to the requirements of IRC § 412 and ERISA § 302; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

     (xvi) The actuarial report for each Company Plan that is a defined benefit Pension Plan of the Company and each ERISA Affiliate of the Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.
     (xvii) Since the last valuation date for each Company Plan that is a defined benefit Pension Plan of the Company and each ERISA Affiliate of the Company, no event has occurred or circumstance exists that would increase the amount of benefits under any such Plan or that would cause the excess of Plan assets over benefit liabilities (as defined in ERISA §4001) to decrease, or the amount by which such benefit liabilities exceed assets to increase.
     (xviii) No reportable event (as defined in ERISA § 4043 and in regulations issued thereunder) has occurred within the Relevant Period with respect to a Company Plan that is a Title IV Plan.
     (xix) As of the date of this Agreement, neither the Company nor any ERISA Affiliate has any liability under Title IV of ERISA and there are no facts or circumstances that may give rise to any liability of the Company or Buyer under Title IV of ERISA as result of the transaction contemplated under this Agreement.
     (xx) During the Relevant Period, neither the Company nor any ERISA Affiliate of the Company has established, maintained or contributed to or otherwise participated in, or had an obligation to maintain, contribute to or otherwise participate in, any Multiemployer Plan.
     (xxi) During the Relevant Period, neither the Company nor any ERISA Affiliate of the Company has withdrawn from any Multiemployer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred during the Relevant Period or circumstance exists as of the date of this Agreement that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization or insolvency of, any Multiemployer Plan that could result in any liability of either the Company or Buyer to a Multiemployer Plan.
     (xxii) During the Relevant Period, neither the Company nor any ERISA Affiliate of the Company has received notice from any Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.
     (xxiii) No Multiemployer Plan to which the Company or any ERISA Affiliate of the Company contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.
     (xxiv) The Company does not have any liability or contingent liability for providing, under any Benefit Plan or otherwise, any post-retirement medical, life insurance, or other welfare benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and IRC § 4980B.

     (xxv) Each Benefit Plan that constitutes a “group health plan” (as defined in ERISA § 607(1) or IRC § 4980B(g)(2)), including any plans of current and former affiliates that must be taken into account under sections IRC §§ 4980B and 414(t) or ERISA § 601, has been operated in compliance with applicable law, including without limitation, the coverage requirements of IRC § 4980B and ERISA § 601 to the extent such requirements are applicable.
     (xxvi) Except to the extent required by ERISA, IRC or other applicable law, the consummation of the Contemplated Transactions will not result in the payment, vesting or acceleration of any benefit under any Company Plan or Company Other Benefit Obligation.
     (xxvii) None of the assets of any Company Plan, Company Other Benefit Obligation, or Company VEBA is invested in securities of the Company or any ERISA Affiliate.
     3.12 Compliance with Legal Requirements; Governmental Authorizations
     (a) Except as set forth in Part 3.12 of the Disclosure Letter:
     (i) each of Holdings, the Company and Company’s Subsidiaries is in material compliance with the Legal Requirements that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;
     (ii) no event has occurred or circumstance exists that may constitute or result in a violation by Holdings or the Company of, or a failure on the part of Holdings or the Company to comply with any Legal Requirement; and
     (iii) except as would not reasonably be expected to result in a material adverse effect on the Company or any of Company’s Subsidiaries, no event has occurred or circumstance exists that may constitute or result in a violation by Company’s Subsidiaries of, or a failure on the part of Company’s Subsidiary to comply with any Legal Requirements.
     (b) Except as set forth in Part 3.12 of the Disclosure Letter:
     (i) each of Holdings, the Company and Company’s Subsidiaries, is in material compliance with all of the terms and requirements of each approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement and necessary (A) for the lawful conduct or operation of its business as currently conducted, or (B) to permit it to own and use its assets in the manner in which it currently owns and uses such assets (each a “Governmental Authorization” and, collectively, the “Governmental Authorizations”);
     (ii) no event has occurred or circumstance exists that may (A) constitute or result directly or indirectly in a violation of or a failure by Holdings or the Company to comply with any term or requirement of any Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization;
     (iii) except as would not reasonably be expected to result in a material adverse effect on the Company or any of Company’s Subsidiaries, no event has occurred or circumstance exists that may constitute or result directly or indirectly in a violation of or a failure by Company’s Subsidiaries to comply with any term or requirement of any Governmental Authorization; and
     (iv) except as would not reasonably be expected to result in a material adverse effect on the Company or any of Company’s Subsidiaries, all applications required to have been filed on behalf of Holdings, the Company and each of Company’s Subsidiaries, for the renewal of Governmental Authorizations have been duly filed with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made with the appropriate Governmental Bodies.
     3.13 Legal Proceedings; Orders
     (a) Except as set forth in Part 3.13 of the Disclosure Letter, there are no Proceedings pending or Threatened against (i) Holdings, the Company or any of Company’s Subsidiaries, (ii) any of Holdings’, the Company’s or Company’s Subsidiaries’ officers, directors, employees, agents or stockholders in their capacity as such or (iii) any of the Company’s or Company’s Subsidiaries’ respective properties or businesses (collectively, “Seller Proceedings”), and to the Knowledge of Sellers, Holdings and the Company, there are no facts which may constitute a valid basis for any such claim. All of the pending Seller Proceedings and Orders set forth in Part 3.13 of the Disclosure Letter are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties). None of Holdings, the Company or any of Company’s Subsidiaries has entered into any agreement to settle or compromise any Proceeding or Order pending or Threatened against it that has involved any obligation other than the payment of money or for which Holdings, the Company or any of Company’s Subsidiaries has any continuing obligation. There are no Proceedings pending or Threatened against any of them with respect to this Agreement or the Contemplated Transactions, and to the Knowledge of Sellers, Holdings and the Company, no fact or circumstance exists which may constitute a valid basis for any such Proceeding.
     (b) Except as set forth in Part 3.13 of the Disclosure Letter:
     (i) there is no Order to which Holdings, the Company or any of Company’s Subsidiaries, or any of the assets owned or used by Holdings, the Company or any of Company’s Subsidiaries, is subject; and
     (ii) Neither Sellers nor Holdings is subject to any Order that relates to the business of, or any of the assets owned or used by, Holdings, the Company or any of Company’s Subsidiaries.
     (c) Except as set forth in Part 3.13 of the Disclosure Letter:

     (i) each of Holdings, the Company and Company’s Subsidiaries is in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is subject; and
     (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Holdings, the Company or any of Company’s Subsidiaries, or any of the assets owned or used by Holdings, the Company and any of Company’s Subsidiaries is subject.
     3.14 Absence of Certain Changes and Events Except as set forth in Part 3.14 of the Disclosure Letter, since the date of the Balance Sheet, the Company and each of its Subsidiaries has conducted its business only in the Ordinary Course of Business and there has not been any material and adverse change on the business, assets, properties, financial condition or prospects of the Company and its Subsidiaries, taken as a whole or any:
     (a) change in Holdings’, the Company’s or any of Company’s Subsidiaries authorized or issued capital stock; grant of any stock option or right to acquire shares of capital stock of Holdings, the Company or Company’s Subsidiaries; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by Holdings, the Company or Company’s Subsidiaries of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;
     (b) amendment to the Organizational Documents of Holdings, the Company or any of Company’s Subsidiaries;
     (c) damage to or destruction or loss of any asset or property of the Company or its Subsidiaries that has materially adversely affected the properties, assets, business, financial condition or prospects of the Company and its Subsidiaries taken as a whole;
     (d) sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any asset or property of the Company or its Subsidiaries, mortgage, pledge or imposition of any Encumbrance on any asset or property of the Company or its Subsidiaries, including the sale, lease or other disposition of any of the Intellectual Property Assets, in each case, individually or in the aggregate, materially and adversely affecting the properties, assets, business, financial condition or prospects of the Company and its Subsidiaries taken as a whole;
     (e) material change in the accounting methods used by Holdings, the Company and Company’s Subsidiaries;
     (f) incurrence of Indebtedness or other material liabilities (other than Intercompany Indebtedness and liabilities incurred in the Ordinary Course of Business);
     (g) capital expenditure involving more than $100,000 by Holdings, the Company or any of Company’s Subsidiaries or any other material transaction outside the Ordinary Course of Business to which Holdings, the Company or any of Company’s Subsidiaries is or was a party;

     (h) dividend declared, set aside or paid or any distribution made with respect to the Shares (whether in cash or in kind) or redemption, purchase, or other acquisition any of the Shares by Holdings;
     (i) prepayment of any Indebtedness (other than Intercompany Indebtedness and Continuing Indebtedness) of Holdings, the Company or any of Company’s Subsidiaries;
     (j) Contract (or series of related Contracts) involving more than $100,000 and outside the Ordinary Course of Business entered into by Holdings, the Company or any of Company’s Subsidiaries;
     (k) written agreement by the Company or any of its Subsidiaries to do any of the foregoing; or
     (l) actual or Threatened deterioration or diminution in the Company’s or its applicable Subsidiary’s relationship with any customer or supplier of any of them, which individually or in the aggregate has had or could have a material adverse effect on the Company and its Subsidiaries, taken as a whole.
     3.15 Contracts; No Defaults
     (a) Except for any Contract set forth in Part 3.6(a), Part 3.6(b) or Part 3.20(b) of the Disclosure Letter, Part 3.15(a) of the Disclosure Letter contains a complete and accurate list, and the Sellers have delivered or caused to have been delivered or made available to Buyer true and complete copies of:
     (i) each Applicable Contract that involves performance of services or delivery of goods or materials by or to the Company or any of its Subsidiaries of an amount or value in excess of $100,000, excluding Applicable Contracts for the sales of goods by the Company or any of its Subsidiaries in the Ordinary Course of Business;
     (ii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company or any of its Subsidiaries in excess of $100,000;
     (iii) each lease or sale or purchase agreement for real property to which the Company or any of its Subsidiaries is a party;
     (iv) each collective bargaining agreement and other Applicable Contract between the Company or any of its Subsidiaries and any labor union or other employee representative of a group of employees;
     (v) each joint venture, partnership and other Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person;
     (vi) each Applicable Contract containing covenants that in any way restrict the business activity of the Company or any of its Subsidiaries or limit the freedom of the

Company or any of its Subsidiaries to engage in any line of business or to compete with any Person;
     (vii) each power of attorney granted by or to the Company or any of its Subsidiaries that is currently effective and outstanding;
     (viii) each Applicable Contract that is void or subject to termination at the option of a third party upon a change in control;
     (ix) each Applicable Contract for capital expenditures in excess of $100,000;
     (x) each Applicable Contract relating to outstanding Indebtedness (other than Intercompany Indebtedness) of Holdings, the Company or any of Company’s Subsidiaries; and
     (xi) each commitment to enter into any of the foregoing described in clauses (i) through (x), except for commitments that are Applicable Contracts.
     (b) Except as set forth in Part 3.15(b) of the Disclosure Letter, to Sellers’, Holdings’ and the Company’s Knowledge, no officer, agent or employee of the Company or any of Company’s Subsidiaries is bound by any Contract that purports to limit the ability of such officer, agent or employee to (A) engage in or continue any conduct, activity or practice relating to the business of the Company or its Subsidiaries, or (B) assign to the Company or to any other Person any rights to any invention, improvement or discovery.
     (c) Except as set forth in Part 3.15(c) of the Disclosure Letter, each Contract of the Company and Company’s Subsidiaries identified in Part 3.15(a) of the Disclosure Letter is in full force and effect and none of the Company or any of its Subsidiaries has received any written notice that any party to any such Contract intends to cancel, terminate or fail to renew such Contract.
     (d) Except as set forth in Part 3.15(d) of the Disclosure Schedule and except for this Agreement, any Contract entered into in accordance herewith and any Contract entered into in connection with the Continued Indebtedness or the Debt to be Repaid, Holdings is not a party to any Contract.
     3.16 Insurance
     (a) Sellers have delivered or have caused to have been delivered or made available to Buyer:
     (i) a true and complete copy of each policy of insurance to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries or their assets are covered;
     (ii) a true and complete copy of each pending application of the Company or any of its Subsidiaries, if any, for policies of insurance; and

     (iii) any statement by the auditor of the Company’s financial statements with regard to the adequacy of the Company’s or its Subsidiaries’ coverage or of the reserves for claims.
     (b) Part 3.16(b) of the Disclosure Letter describes:
     (i) any self-insurance arrangement by or affecting the Company or its Subsidiaries, including any reserves established thereunder; and
     (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company or its Subsidiaries.
     (c) Except as set forth on Part 3.16(c) of the Disclosure Letter:
     (i) All policies to which the Company or any of Company’s Subsidiaries is a party:
     (1) taken together, provide adequate insurance coverage for the risks normally insured against by a Person carrying on the same business as the Company and its Subsidiaries;
     (2) are sufficient for material compliance with the Legal Requirements to which the Company or any of Company’s Subsidiaries are bound; and
     (3) will continue in full force and effect immediately following the consummation of the Contemplated Transactions.
     (ii) Neither the Company nor, since May 30, 2001, any of Company’s Subsidiaries has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.
     (iii) Each of the Company and the Company’s Subsidiaries has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which the Company or any of its Subsidiaries is a party or that provides coverage to the Company or any of its Subsidiaries.
     3.17 Environmental Matters
     (a) Neither Holdings, the Company nor any of Company’s Subsidiaries is, or for the previous 3 years, has been, in:
     (i) violation of any applicable Environmental Law; or

     (ii) default under, or in violation of, any Order, and there is no investigation, enforcement action or regulatory action pending or threatened against or affecting the Company or any of its Subsidiaries by any Governmental Body.
     (b) There is no remedial or other corrective action that Holdings, the Company or any of Company’s Subsidiaries is required to take to remain in compliance with any Order or to maintain any Governmental Authorization in full force and effect.
     (c) Holdings, the Company and each of Company’s Subsidiaries have obtained, possess, and are in compliance with all Governmental Authorizations required under any Environmental Law.
     (d) Since May 30, 2001, neither Holdings, the Company nor any of Company’s Subsidiaries has received:
     (i) any written claim or notice of any violation, lien, complaint, Proceeding, Order or other written claim or notice to the effect that it is or may be liable to any Person as a result of the environmental condition of any of the Facilities, or the Release or Threatened Release of any Hazardous Material; or
     (ii) any letter or request for information under Section 104 of the CERCLA, or comparable state Legal Requirements, and none of the operations of the Company or any of its Subsidiaries is the subject of any investigation by a Governmental Body evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Material at the Facilities or at any location to which any of them have transported, or arranged for the transportation of, any Hazardous Material with respect to the Facilities.
     (e) Neither Holdings, the Company nor any of Company’s Subsidiaries has incurred in the past, or is now subject to, any Environmental, Health and Safety Liabilities.
     (f) There has been no Release or Threatened Release of Hazardous Materials at, onto or under any of the Facilities, or, at any location to which the Company and/or its Subsidiaries have sent Hazardous Materials for treatment, storage or disposal.
     (g) There are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or its Subsidiaries alleging the violation of, or liability under, Environmental Laws.
     (h) The Company and its Subsidiaries have not entered into any consent decree or other agreement in settlement of any alleged violation of or liability under any applicable Environmental Law, under which decree or agreement the Company or any of its Subsidiaries has any unfulfilled obligations.

     3.18 Employees
     (a) Part 3.18 of the Disclosure Letter sets forth the name, title and base salary for each employee of the Company and each of its Subsidiaries as of November 30, 2003. Holdings has no present or former employees.
     (b) Except as set forth in Part 3.20(g) of the Disclosure Letter, to Holdings’, Sellers’ and the Company’s Knowledge, no employee of the Company or of any of Company’s Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such employee and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of such employee’s duties as an employee of the Company, or (ii) the ability of the Company or of any of its Subsidiaries to conduct its business, including any Proprietary Rights Agreement with the Company by any such employee.
     3.19 Labor Relations; Compliance
     Part 3.19 of the Disclosure Letter contains a complete and accurate list of the Company’s and its Subsidiaries’ collective bargaining or other labor Contracts. Except as set forth in Part 3.19 of the Disclosure Letter, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage or material employee grievance process, (b) any material Proceeding against or affecting the Company or its Subsidiaries relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, organizational activity or other labor or employment dispute against or affecting the Company or its Subsidiaries or their respective premises, or (c) any application for certification of a collective bargaining agent. To Holdings’, Sellers’ and the Company’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company or any of its Subsidiaries and no such action is contemplated. The Company and each of Company’s Subsidiaries has complied in all material respects with all Legal Requirements relating to employment.
     3.20 Intellectual Property
     (a) Intellectual Property Assets
     The intellectual property assets of the Company and its Subsidiaries (the “Intellectual Property Assets”) are comprised of the following, whether U.S. or foreign:
     (i) the names CPM, Roskamp Champion and Beta Raven, all fictional business names and trading names of the Company and its Subsidiaries, and all trademarks, service marks, logos and trade dress or other source-identify designations or devices and all applications for the same filed by the Company and its Subsidiaries (collectively, “Marks”);

     (ii) all patents, patent applications, continuations, continuations in part, divisions, reissues and patent disclosures of the Company and its Subsidiaries and inventions and discoveries of the Company and its Subsidiaries, whether or not patentable, and all improvements thereto (collectively, “Patents”);
     (iii) all copyrights, in both published works and unpublished works, of the Company and its Subsidiaries (collectively, “Copyrights”); and
     (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, methods, processes, concepts, inventions, invention disclosures, formulas, reports, plans, drawings and blue prints and other proprietary information owned, used or licensed by the Company or any of its Subsidiaries as licensee or licensor (collectively, “Trade Secrets”).
     (b) Agreements
     Part 3.20(b) of the Disclosure Letter contains a complete and accurate list of all Contracts relating to the Intellectual Property Assets to which the Company or any of its Subsidiaries is a party or by which any of them is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commercially available software programs with a value of less than $100,000 under which the Company or any of its Subsidiaries is the licensee (“IP Contracts”). The consummation of the Contemplated Transactions does not require the consent of any other party to any of the IP Contracts, will not result in a breach of or default under any IP Contract, and will not otherwise cause such any IP Contract to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing Date.
     (c) Patents
     (i) Part 3.20(c)(i) of the Disclosure Letter contains a complete and accurate list of all issued, current Patents, including the filing dates thereof. The Company and/or its Subsidiaries are the exclusive owners of all right, title and interest in and to each of the Patents, free and clear of all Encumbrances, except Permitted Encumbrances.
     (ii) Except as set forth in Part 3.20(c)(i) of the Disclosure Letter, all of the issued Patents are currently in material compliance with all applicable Legal Requirements (including payment of filing, examination and maintenance fees and proofs of working or use), have not been abandoned or permitted to lapse, and are valid and enforceable.
     (iii) Except as set forth in Part 3.20(c)(iii) of the Disclosure Letter, no Patent is involved in any interference, reissue, reexamination or opposition proceeding and no such action is Threatened with respect to any of the Patents. To Holdings’, the Company’s and Sellers’ Knowledge, there is no actual or potentially interfering patent or patent application of any third party with respect to any Patent.
     (iv) Except as set forth in Part 3.20(c)(iv) of the Disclosure Letter, to Holdings’, the Company’s and Sellers’ Knowledge, (A) no Patent is infringed or has been challenged in any way, (B) none of the products manufactured and sold, nor any process or know how used, by the Company or any of its Subsidiaries, infringes or is alleged to infringe any patent or other proprietary right of any other Person, and (C) there is no basis for any such actions. Except as set forth in Part 3.20(c) of the Disclosure Letter, no Patent or any third party patent is the subject of any pending claim, action or suit naming Holdings, the Company or any of the Sellers as a party. Except as set forth in Part 3.20(c)(iv) of the Disclosure Letter, no actions as specified in (A), (B) or (C) in this subparagraph (iv) are Threatened and no Patent has been Threatened.
     (d) Trademarks
     (i) Part 3.20(d)(i) of Disclosure Letter contains a complete and accurate list of all Marks. The Company and its Subsidiaries are the exclusive owners of all right, title and interest in and to each of the Marks, free and clear of all Encumbrances, except Permitted Encumbrances.
     (ii) Except as set forth in Part 3.20(d)(i) of the Disclosure Letter, all Marks that have been registered with the United States Patent and Trademark Office or any similar foreign or international body are currently in material compliance with all Legal Requirements have not been abandoned or permitted to lapse and are valid and enforceable.
     (iii) Except as set forth in Part 3.20(d)(iii) of the Disclosure Letter, no Mark is involved in any opposition, invalidation or cancellation proceeding and no such action is Threatened with respect to any of the Marks.
     (iv) Except as set forth in Part 3.20(d)(iv) of the Disclosure Letter, to Holdings’, the Company’s and Sellers’ Knowledge, there is no actual or potentially interfering trademark or trademark application of any third party with respect to any Mark.
     (v) Except as set forth in Part 3.20(d)(v) of the Disclosure Letter, to Holdings’, the Company’s and Sellers’ Knowledge: (A) no Mark is infringed or has been challenged in any way, (B) none of the Marks infringes or is alleged to infringe any trade name, trademark or service mark of any third party, and (C) there is no basis for any such actions. Except as set forth in Part 3.20(d) of the Disclosure Letter, no Mark or any third party trade name, trademark or service mark is the subject of any pending claim, action or suit naming Holdings, the Company or any of the Sellers as a party. Except as set forth in Part 3.20(d)(v) of the Disclosure Letter, no actions as specified in (A), (B) or (C) in this subparagraph (v) are Threatened and no Mark has been Threatened.
     (e) Copyrights
     (i) The Company and its Subsidiaries are the exclusive owners of all right, title and interest in and to each of the Copyrights, free and clear of all Encumbrances, except Permitted Encumbrances.
     (ii) All the Copyrights that have been registered, are currently in material compliance with all Legal Requirements and are valid and enforceable.

     (iii) To Holdings’, the Company’s and Sellers’ Knowledge: (A) no Copyright is infringed or has been challenged in any way, (B) none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party, and (C) there is no basis for any such actions. Except as set forth in Part 3.20(e) of the Disclosure Letter, no Copyright or any third party copyright is the subject of any pending claim, action or suit naming Holdings, the Company or any of the Sellers as a party. Except as set forth in Part 3.20(e) of the Disclosure Letter, no actions as specified in (A), (B) or (C) in this subparagraph (iii) are Threatened no Copyright has been Threatened.
     (f) Trade Secrets
     (i) The Company and each of Company’s Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets.
     (ii) The Company and its Subsidiaries have good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets have not been used, divulged or appropriated to the detriment of the Company or its Subsidiaries, no Trade Secret misappropriates any trade secret or other proprietary information of any third party, and there is no basis for any such actions and no such actions are Threatened. Except as set forth in Part 3.20(f) of the Disclosure Letter, no Trade Secret or any third party trade secret or other proprietary information is the subject of any pending claim, action or suit naming Holdings, the Company or any of the Sellers as a party.
     (g) No employee, agent, consultant, contractor or any other Person, including those employees listed on Schedule 3.20(g) (each, an “IP Contributor”), who contributed to or participated in the discovery, creation or development of any Intellectual Property Assets for or on behalf of Holdings, the Company or Company’s Subsidiaries owns or otherwise possesses any right or interest in or to any Intellectual Property Asset presently used by the Company or any of its Subsidiaries or which are planned to be used in the operation of the business of the Company or any of its Subsidiaries, except to the extent where the retention of any right, title or interest by any IP Contributor in or to any such Intellectual Property Assets does not have a material adverse effect on the present and ongoing business operations of Company or any of its Subsidiaries.
     3.21 Relationships with Related Persons
     Except as set forth in Part 3.21 of the Disclosure Letter, there are no loans, leases or other continuing transactions between (i) Holdings, the Company or any of Company’s Subsidiaries, on the one hand, and (ii) any Seller or any present or former stockholder, director or officer of Holdings, the Company or Company’s Subsidiaries or any Related Person of any of the foregoing, on the other hand. Except as set forth in Part 3.21 of the Disclosure Letter, neither Sellers, Holdings nor any Related Person of Sellers or Holdings has an equity interest or any other financial or profit interest in any Person (other than the Company or its Subsidiaries) that (i) has a material financial interest in any transaction with the Company or its Subsidiaries other than business dealings or transactions conducted in the Ordinary Course of Business with the Company or its Subsidiaries at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engages in competition with the Company or its Subsidiaries with respect to any line of the products or services of the Company or its Subsidiaries (a “Competing Business”) in any market presently served by the Company or its Subsidiaries, except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except for Sellers’ rights to the Purchase Price and except as set forth in Part 3.21 of the Disclosure Letter, neither Sellers nor any Related Person of Sellers or of Holdings has any claim or right against, the Company or its Subsidiaries.
     3.22 Brokers or Finders
     Except as set forth in Part 3.22 of the Disclosure Letter, neither Sellers nor Holdings, or any of their respective agents, have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Buyer harmless from any such payment alleged to be due by or through Sellers or the Company as a result of the action of Sellers or the Company or their respective officers or agents.
     3.23 Product Liability
     Neither the Company nor any of its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use any product manufactured, sold, leased, or delivered by the Company or any if its Subsidiaries prior to Closing that could reasonably be expected to have a material adverse effect on the Company or any of Company’s Subsidiaries.
     3.24 Improper and Other Payments
     None of Holdings, the Company or, since May 30, 2001, any of Company’s Subsidiaries has made any improper foreign payment (as defined in the Foreign Corrupt Practices Act of 1977, as amended).
     3.25 Accuracy of Information
The Disclosure Letter and any certificates furnished to Buyer or Buyer’s Representatives by or on behalf of Sellers, Holdings, the Company or any of Company’s Subsidiaries pursuant to this Agreement or in connection with the Contemplated Transactions do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading. There is no fact currently known to Sellers, Holdings, the Company or any of Company’s Subsidiaries which now or in the future could reasonably be expected to have a material adverse effect on Holdings, the Company or any of Company’s Subsidiaries and which has not been set forth or referred to in this Agreement or such Disclosure Letter.

4. REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Sellers as follows:
     4.1 Organization and Good Standing
     Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
     4.2 Authority; No Conflict
     (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement, the Escrow Agreement will constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder.
     (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement and the Escrow Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:
     (i) any provision of Buyer’s Organizational Documents;
     (ii) any resolution adopted by the members or managers of Buyer; or
     (iii) any Legal Requirement or Order to which Buyer may be subject.
     Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     4.3 Investment Intent
     Buyer is acquiring the Shares and the Warrants for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer confirms that Sellers, ACAS, Holdings and the Company have made available to Buyer and its representatives and agents the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries and to acquire such additional information about the business and financial condition of the Company and its Subsidiaries as Buyer has requested, and all such information has been received.
     4.4 Certain Proceedings
     There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions and no such Proceeding has been Threatened.
     4.5 Brokers or Finders
     Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.
5. [RESERVED
6. [RESERVED]
7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
     Buyer’s obligation to purchase the Shares and the Warrants and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     7.1 Accuracy of Representations
     All of Sellers’, ACAS’s, Holdings’ and the Company’s representations and warranties in this Agreement (i) that are qualified as to materiality shall be true and correct in all respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), and (ii) that are not so qualified shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date).
     7.2 [Reserved]
     7.3 [Reserved].
     7.4 Opinion of Holdings’ Counsel
     Buyer must have received a duly executed opinion of Squire, Sanders & Dempsey L.L.P., as counsel to Holdings, dated the Closing Date, in substantially the form of Exhibit 7.4.

     7.5 No Injunction
     There must not be in effect or pending any Legal Requirement or any injunction or other Order that prohibits, restrains, materially modifies or invalidates any of the Contemplated Transactions.
     7.6 No Prohibition
     Neither the consummation nor the performance of any of the Contemplated Transactions will materially contravene, or conflict with or result in a material violation of, any applicable Legal Requirement or Order.
     7.7 Termination of Certain Equity
     (a) Any issued and outstanding preferred stock in Holdings must have been redeemed by Holdings on terms reasonably satisfactory to Buyer.
     (b) Sellers shall have provided to Buyer Option Termination Agreements executed by each holder of options to purchase equity in Holdings.
     7.8 [Reserved]
     7.9 Escrow Agreement
     Sellers and ACAS shall have executed, and Sellers shall have caused the Company and the Escrow Agent to execute, and delivered the Escrow Agreement to Buyer.
     7.10 FIRPTA Certificate
     Holdings shall have provided a certificate, dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of Holdings, that Holdings is not and has not been at any time during the five years preceding such certification, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, and proof reasonably satisfactory to Buyer that Holdings has provided notice of such certification to the Internal Revenue Service in accordance with the provisions of Treasury Regulation §1.897-2(h)(2), such certificate to be substantially in the form attached hereto as Exhibit 7.10.
     7.11 Pay-Off Letter
     Holdings and the Company shall have received, and shall have provided a copy to Buyer of, a duly executed and delivered pay-off letter from ACAS, as servicer, on behalf of ACAS Business Loan Trust 2003-1 and ACS Funding Trust I, of the Debt to be Repaid held by ACAS Business Loan Trust 2003-1 and ACS Funding Trust I, acknowledging (i) the aggregate amount of Debt to be Repaid as of the Closing Date and (ii) that upon payment to ACAS of the amounts set forth in Exhibit 2.4(c) in accordance with the instructions therein (A) the Debt to be Repaid shall be extinguished and paid in full and the Company shall have no further obligations in respect of the Debt to be Repaid, and (B) any and all Encumbrances of ACAS, American Capital, ACAS Business Loan Trust 2003-1 and ACS Funding Trust I on the assets of the

Company shall be released in full and that neither ACAS, American Capital, ACAS Business Loan Trust 2003-1 nor ACS Funding Trust I shall have any further Encumbrances on any of the assets or properties of Holdings, the Company or the Company Subsidiaries.
     7.12 Harris Williams Acknowledgement and Release
     The Company shall have received and shall have provided a copy to Buyer of, a duly executed and delivered letter acknowledging the payment of all amounts owing by the Company pursuant to the letter agreement, dated June 9, 2003, between the Company and Harris Williams & Co. and release the Company from further liability thereunder, other than indemnification obligations, in a form reasonably acceptable to Buyer.
     7.13 Termination of Management Agreement
     The Kilgore Agreement shall have been terminated and Buyer shall have been provided evidence of such termination satisfactory to Buyer.
8. CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE
     Sellers’ obligations to sell their Shares, ACAS’s obligation to sell the Warrants, and Sellers’, ACAS’s, Holdings’ and the Company’s obligations to take the other actions required to be taken by them at the Closing, are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, ACAS and Holdings, in whole or in part):
     8.1 Accuracy of Representations
     All of Buyer’s representations and warranties in this Agreement (i) that are qualified as to materiality shall be true and correct in all respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), and (ii) that are not so qualified shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent that any such representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date).
     8.2 [Reserved]
     8.3 [Reserved]
     8.4 No Injunction
     There must not be in effect or pending any Legal Requirement or any injunction or other Order that prohibits, restrains, materially modifies or invalidates any of the Contemplated Transactions.

     8.5 Escrow Agreement
     Buyer shall have executed, and caused the Escrow Agent to execute, and delivered the Escrow Agreement to Sellers.
9. [RESERVED]
10. INDEMNIFICATION; REMEDIES
     10.1 Survival
     All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Section 2.4(a)(ii) and Section 2.4(b)(ii), and any other certificate or document delivered pursuant to this Agreement shall survive the Closing, subject, however, to Section 10.4. The waiver of the conditions in Sections 7.1 or 8.1 will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.
     10.2 Indemnification and Payment of Damages by Sellers and ACAS
     Sellers and ACAS shall severally, but not jointly (notwithstanding that Sellers’ and ACAS’s representations and warranties under Article 3 are made jointly and severally), indemnify and hold harmless Buyer and Buyer’s Representatives, equity holders, controlling persons and affiliates (together with Buyer, the “Indemnified Persons of Buyer”) from and against any and all losses, liability, claims, damages, expense (including costs of investigation, settlement and defense and reasonable attorneys’ fees), Remediation Costs or diminution of value, whether or not involving a third-party claim or claim initiated by a Governmental Body, in each case, reduced by the amount of any insurance received in respect thereof (“Damages”; provided, however, that the term Damages shall not include (i) in the case of any third-party claim, punitive, special, incidental or consequential damages; or (ii) in the case of a Breach of Section 3.17(a) or 3.17(f), any losses, liabilities, claims, damages or expenses constituting Facility Remediation Costs that would result in Remediation to above the numeric, risk-based or other standards applicable to the industrial use of a Facility), arising, directly or indirectly, from or in connection with:
     (a) any Breach of any representation or warranty made by Sellers, ACAS, Holdings or the Company in this Agreement;
     (b) any Breach of any covenant or obligation of Sellers, ACAS or, with respect to any such Breach on or before the Closing Date, of Holdings or the Company contained in this Agreement;
     (c) any product manufactured and shipped by, or any services provided by, the Company or its Subsidiaries prior to the Closing Date; or
     (d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such

Person with either Sellers, Holdings or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.
     (e) any liability for Taxes (1) of Holdings, the Company, and all of the Company’s Subsidiaries attributable to the Pre-Closing Tax Period except to the extent that any such liability for Taxes is taken into account in computing the Adjustment Amount and (2) under U.S. Treasury Regulation section 1.1502-6 (or any similar provision under state, local or foreign law) attributable to any Person other than Holdings, the Company, or any Subsidiary of the Company. For this purpose, in each case of a jurisdiction or Tax with respect to which the taxable year of Holdings, the Company or a Subsidiary of the Company does not end on the Closing Date, there shall be a deemed short taxable year ending on and including the Closing Date and a second deemed short taxable year beginning on and including the day after such date. Any Taxes for a taxable period beginning prior to the Closing Date and ending after the Closing Date shall be apportioned between the Pre-Closing Tax Period and the subsequent period based, in the case of any ad valorem taxes, on a per diem basis, and, in the case of other Taxes, on an interim closing of the books as of the close of the Pre-Closing Tax Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of, as applicable, Holdings, the Company or such of Company’s Subsidiaries except to the extent prior practice is contrary to applicable law.
     (f) subject to Section 10.5, any Facility Remediation Costs relating to the Crawfordsville Facility or the Amsterdam Facility.
     The remedies provided in this Section 10.2 are the sole remedies against Sellers and ACAS available to Buyer and the other Indemnified Persons of Buyer for any claims relating to the sale of the Shares and the Warrants. No Seller or ACAS shall have any liability (for indemnification or otherwise) with respect to the matters described in clauses (a) through (f) of this Section 10.2 in excess of its pro rata share thereof (as reflected on Exhibit 2.4(c)). Furthermore, no Seller or ACAS shall have any liability (for indemnification or otherwise) with respect to the matters described in clauses (a) through (f) of this Section 10.2 unless Buyer or any Indemnified Person of Buyer, whichever the case may be, seeks indemnification from the Escrow Amount or seeks indemnification pursuant to this Section 10.2 simultaneously against all Sellers and ACAS individually on terms which are not, in the case of any one or more Sellers or ACAS, more favorable than the terms applicable to all Sellers or ACAS. No compromise or settlement of any such liability with respect to one or more Sellers or ACAS may be effected against any one or more Sellers or ACAS without effecting such settlement or claim among all Sellers and ACAS.
     10.3 Indemnification and Payment of Damages by Buyer
     Buyer will indemnify and hold harmless Sellers and ACAS, and will pay to Sellers and ACAS, the amount of any Damages arising, directly or indirectly, from or in connection with:
     (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,

     (b) any Breach by Buyer of any covenant or obligation of Buyer or, with respect to any such Breach after the Closing Date, of Holdings or the Company in this Agreement,
     (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions, or
     (d) any Release of Hazardous Materials in, on, under or from the Facilities after Closing that does not involve Hazardous Materials that were Released prior to the Closing, provided that, if a Release is not otherwise identifiable as occurring before or after Closing, the determination of whether a Release occurred prior to or after Closing will be based, if applicable, and in part, on any subsurface investigations conducted with respect to the Properties.
     10.4 Time Limitations
     If the Closing occurs, neither Sellers nor ACAS shall have any liability (for indemnification or otherwise) with respect to any representation or warranty or with respect to any covenant or obligation to be performed and complied with prior to or as a condition of the Closing (other than for indemnification or reimbursement based upon a representation or warranty in Sections 3.1, 3.2, 3.3, 3.10 or 3.17) unless, on or before the date that is eighteen (18) months after the Closing Date, Buyer notifies Sellers and ACAS of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim for indemnification or reimbursement based upon a representation or warranty in Section 3.1, 3.2, 3.3 or 3.17, or related to any obligation under Section 10.2(f) through (h), may be made at any time on or before the date that is three (3) years after the Closing Date. A claim for indemnification or reimbursement based upon a representation or warranty in Section 3.10 may be made at any time prior to the expiration of the applicable statute of limitations period for such Taxes. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the date that is eighteen (18) months after the Closing Date Sellers’ Representative notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.
     10.5 Limitations and Repayments on Amount—Sellers and ACAS
     (a) Except as set forth in Sections 10.2 and 10.5(c) and (d), neither Sellers nor ACAS shall have any liability (for indemnification or otherwise) with respect to the matters described in clauses (a), (b) and (c) of Section 10.2 until the aggregate of all claims for Damages with respect to such matters exceeds $1,000,000 whereupon Sellers and ACAS shall be liable for the entire amount of such Damages (back to and including the first dollar of such Damages). Further, neither Sellers nor ACAS shall have any liability (for indemnification or otherwise) for Facility Remediation Costs with respect to the Amsterdam Facility or the Crawfordsville Facility except as set forth in Sections 10.5(c) and (d) below.
     (b) Sellers’ and ACAS’s aggregate liability for all claims for Damages (exclusive only of Damages arising from or related to any Breach by Sellers of any representation or warranty under Section 3.10, which Damages shall be subject to the next sentence hereof) shall be limited to seven percent (7%) of the Purchase Price. If and to the extent that Damages arising from or related to any Breach by Sellers of any representation or warranty under Section 3.10 result in aggregate Damages that exceed seven percent (7%) of the Purchase Price, Sellers (and not ACAS) shall be severally, but not jointly, liable for such excess.
     (c) With respect to any Damages constituting Facility Remediation Costs at the Amsterdam Facility, Sellers’ and ACAS’s liability with respect thereto shall be limited as follows:
          (i) Buyer shall implement engineering and use controls in lieu of treatment of soil or groundwater to the extent permitted by the Governmental Body with direct regulatory authority over Remediation of the Amsterdam Facility and consistent with any regulatory relief sought from such Governmental Body by Buyer;
          (ii) Sellers and ACAS shall ratably (in accordance with the pro rations set forth on Exhibit A) be responsible for the first $250,000 of Remediation Costs, if any, to the extent expended by Buyer, which responsibility shall be satisfied from the Escrow.
          (iii) Buyer, on the one hand, and Sellers and ACAS, on the other hand, shall each be responsible for 50% of the next $1,000,000 of Remediation Costs (following expenditure of $250,000 as set forth in Section 10.5(c)(iii)), with the portion attributable to Sellers and ACAS hereunder to be paid from the Escrow.
          (iv) Buyer shall be responsible for 75% and Sellers and ACAS ratably shall be responsible for 25% of the next $1,000,000 of Remediation Costs (following expenditure of the $1,000,000 as set forth in Section 10.5(c)(iv)), with the portion attributable to Sellers and ACAS hereunder to be paid from the Escrow.
          (v) The aggregate total liability of all Sellers and ACAS to Buyer with respect to Sellers’ and ACAS’s indemnification of Buyer pursuant to Section 10.2(a), 10.2(b) or 10.2(f) for Facility Remediation Costs on the Amsterdam Facility shall be limited to and not exceed $1,000,000.
          (vi) For so long as Sellers and ACAS have not paid a total of $1,000,000 in respect of Facility Remediation Costs with respect to the Amsterdam Facility and remain liable under Section 10.2(f), Sellers’ Representative and their advisors, at Sellers’ cost, may, at reasonable times and on reasonable notice, consult with Buyer and the Company and their respective environmental consultants and advisors regarding any Remediation of the Amsterdam Facility undertaken by the Company or any of its Subsidiaries.
     (d) With respect to any Damages constituting Facility Remediation Costs at the Crawfordsville Facility which are indemnifiable hereunder pursuant to Sections 10.2(a), 10.2(b) or 10.2(f), Sellers and ACAS ratably shall be responsible for 75% of such Remediation Costs, which shall be paid from Escrow, up to, but not to exceed an aggregate of $1,000,000, provided that:

          (i) Buyer shall implement engineering and use controls in lieu of treatment of soil or groundwater as permitted by the Indiana Department of Environmental Management and to the extent consistent with obtaining appropriate relief under the Indiana Voluntary Remediation Program; and
          (ii) For so long as Sellers and ACAS have not paid a total of $1,000,000 in respect of Facility Remediation Costs with respect to the Crawfordsville Facility and remain liable under Section 10.2(f), Sellers’ Representative and their advisors, at Sellers’ cost, may, at reasonable times and on reasonable notice, consult with Buyer and the Company and their respective environmental consultants and advisors regarding any Remediation of the Crawfordsville Facility undertaken by the Company or any of its Subsidiaries.
     (e) Buyer agrees to use commercially reasonable efforts to seek payment, reimbursement, contribution, or subsidy (collectively, “Contribution”) by or from a Governmental Body for Remediation Costs incurred by Sellers and ACAS and/or Buyer, including any Contribution available from a Governmental Body in the Netherlands or Indiana or from a fund established by a Governmental Body. Buyer shall pay to Sellers and ACAS a percentage of the Contributions obtained from a Governmental Body in an amount equal to the percentage of the last amounts paid by Sellers and ACAS under Sections 10.5(c) and (d) hereunder, as applicable.
(f)	Upon a Change of Control
          (i) Buyer’s right to indemnification by Sellers and ACAS under Section 10.2 shall terminate, except with respect to claims for indemnification provided in writing to Seller prior to a Change of Control; and
     (ii) The amount remaining in Escrow shall be returned to Sellers and ACAS, ratably, within 3 business days of a Change of Control.
     (g) Buyer shall not be entitled to claim Damages resulting from a breach of Section 3.17(f) that constitute (i) Facility Remediation Costs with respect to a Facility other than the Amsterdam Facility or the Indiana Facility or (ii) a reduction in value of any such Facility until the aggregate of such Damages described in clauses (i) and (ii) above resulting from such breach of Section 3.17(f) with respect to such Facility exceeds $200,000.
     10.6 Limitations on Amount—Buyer
     Buyer shall have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 10.3 until the total of all Damages with respect to such matters exceeds $1,000,000 whereupon Buyers shall be liable for the entire amount of such Damages (back to and including the first dollar of such Damages).
     10.7 Procedure for Indemnification—Third Party Claims
     (a) Promptly after receipt by an indemnified party under Section 10.2 or 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.
     (b) If any Proceeding referred to in Section 10.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.
     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
     10.8 Procedure for Indemnification—Other Claims
     A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11. GENERAL PROVISIONS
     11.1 Expenses
     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants. Holdings will pay all amounts payable to Harris Williams & Co., Squire, Sanders & Dempsey L.L.P. and any other agents, representatives, counsel, accountants and other advisers to Sellers, ACAS, Holdings or the Company in connection with this Agreement or the sale of the Shares and the Warrants hereunder (collectively, the “Seller Expenses”).
     11.2 Public Announcements
     Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as agreed upon in writing by Buyer and Sellers. Unless (i) in the case of ACAS, in a manner consistent with past disclosure practices of ACAS or (ii) consented to by the other party in advance or required by Legal Requirements, prior to the Closing Buyer, Sellers and Holdings shall keep this Agreement strictly confidential and the parties may not make any disclosure of this Agreement to any Person. Sellers, Holdings and Buyer will consult with each other concerning the means by which the Company’s employees, customers and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.
     11.3 Confidentiality
     Between the date of this Agreement and the Closing Date, Buyer, Sellers, ACAS, Holdings and the Company will maintain in confidence, and will cause their respective directors, officers, employees, agents and advisors to maintain in confidence, any written, oral or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Notwithstanding the foregoing, any party to this Agreement (and each employee, agent or representative of the foregoing) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Contemplated Transactions herein and all materials of any kind (including opinions or other tax analyses) that relate to such tax treatment and tax structure except to the extent maintaining such confidentiality is necessary to comply with any applicable federal or state securities laws.

     11.4 Notices
     All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers:	As specified on Exhibit 11.4

with copies to:	The Compass Group International, LLC
Sixty One Wilton Road
Second Floor
Westport, Connecticut 06880
Attention: Alan B. Offenberg
Facsimile No.: 203.221.8253

Squire, Sanders & Dempsey L.L.P.,
as counsel to The Compass Group International, LLC
312 Walnut Street
Suite 3500
Cincinnati, Ohio
Attention: Stephen C. Mahon
Facsimile No.: 513.361.1201

ACAS:	American Capital Strategies, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
Attention: Compliance Officer
Facsimile No.: (301) 654-6714

and:	American Capital Strategies, Ltd.
One Tower Bridge, Suite 250, 100 Front Street
West Conshoshocken, PA 19428
Attention: Ken Jones
Facsimile No.: (610) 828-9501

with a copy to:	Weil, Gotshal & Mangus LLP
767 Fifth Avenue
New York, NY 10153
Attention: Christopher Aidun, Esq.
Facsimile No.: (212) 310-8127

Buyer:	GGEP/CPM Holdings, LLC
c/o Gilbert Global Equity Capital, L.L.C.
590 Madison Avenue, 40th Floor
New York, NY 10022
Attention: Richard W. Gaenzle, Jr.
Facsimile No.: (212) 702-7990

with a copy to:	Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, NY 10019
Attention: Thomas M. Vitale, Esq.
Facsimile No.: (212) 262-1910
     11.5 Further Assurances
     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     11.6 Waiver
     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     11.7 Entire Agreement and Modification
     This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Exclusivity Letter among Buyer, Sellers and Holdings dated November 20, 2003), and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     11.8 Assignments, Successors and no Third-Party Rights
     Buyer may not assign any of its rights or obligations under this Agreement without the prior consent of Sellers and Holdings, and neither Sellers, ACAS, Holdings nor the Company may assign any of their respective rights or obligations under this Agreement without the prior consent of Buyer, which consent shall not be unreasonably withheld or delayed. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     11.9 Severability
     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
     11.10 Section Headings; Construction
     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, (i) the word “including” does not limit the preceding words or terms and (ii) the word “dollar” or “dollars” and the symbol “$” mean U.S. dollars.
     11.11 Time of Essence
     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     11.12 Governing Law
     This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.
     11.13 Counterparts
     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
12. POST-CLOSING TAX MATTERS

          With respect to rights and obligations after the Closing Date for certain tax matters, Buyer, ACAS and Sellers hereby agree as follows:
     12.1 Taxable Periods Ending On or Before the Closing Date
     Buyer shall prepare and timely file, or shall cause, as applicable, Holdings, the Company and Company’s Subsidiaries to prepare and timely file, all Tax Returns for all taxable periods ending on or prior to the Closing Date that either are required to be filed for Holdings, the Company and/or Company’s Subsidiaries after the Closing Date or that Sellers reasonably request to be filed (including amended Tax Returns) after the Closing Date. Buyer shall pay or cause to be paid with such Tax Returns all Taxes due in connection therewith, subject to Section 10.2(e). Buyer and Sellers agree that all such Tax Returns shall be filed in a manner consistent with prior Tax Returns filed, as applicable, by Holdings, the Company or any of Company’s Subsidiaries, unless and to the extent otherwise required by applicable law. At least ten (10) business days prior to the date that each such Tax Return is due, Buyer shall provide or cause to be provided to a representative designated by Sellers’ Representative each such Tax Return. If Sellers’ Representative shall have any proposed revisions to any such Tax Return, Sellers’ Representative shall provide such revisions to Buyer at least five (5) business days prior to the date that such Tax Return is due. Buyer shall consider all such revisions in good faith and, if Buyer and Sellers’ Representative shall not agree as to whether any such revision shall be made, Buyer and Sellers’ Representative shall submit such proposed revision to a mutually-acceptable public accounting firm for final determination, whose decision shall be binding on Buyer, Sellers and ACAS.
     12.2 Taxable Periods Beginning Before and Ending After the Closing Date
     Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Holdings, the Company or each of Company’s Subsidiaries for taxable periods that begin before the Closing Date and end after the Closing Date. Buyer shall pay or cause to be paid with such Tax Returns all Taxes due in connection therewith, subject to Section 10.2(e).
     12.3 Tax Refunds
     Any Tax refunds that are received by Buyer, Holdings, the Company or any of Company’s Subsidiaries, and any amounts credited against Tax to which Buyer, Holdings, the Company or any of Company’s Subsidiaries become entitled, that relate to taxable periods ending on or before the Closing Date shall be for the account of Sellers and ACAS, and Buyer shall (except as otherwise expressly provided in the Escrow Agreement) pay or cause to be paid over to the Escrow Agent, any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto to be held in accordance with the Escrow Agreement. In addition, to the extent that Buyer, Holdings, the Company or any of Company’s Subsidiaries receive or become entitled to a payment or refund, or to a reduction in or credit against Tax (a “Tax Refund”), by a taxing authority for any taxable period ending on or before the Closing Date as a result of either (a) any deductions for compensation resulting from the exercise, purchase or cancellation of employee or director stock options in connection with the Closing, (b) any deductions for unamortized financing costs resulting from the repayment or refinancing of Indebtedness of Holdings or the Company in connection with the Closing, or (c) any deductions for unamortized original issue discount relating to Indebtedness of Holdings or the Company resulting from the repayment of such Indebtedness at, or as a result of, Closing, Buyer shall (except as otherwise expressly provided in the Escrow Agreement) pay or cause to be paid over to the Escrow Agent, an amount equal to such Tax Refund within fifteen (15) days after receipt thereof or entitlement thereto to be held in accordance with the Escrow Agreement. Buyer, Sellers and ACAS hereby agree that the deductions specified in clauses (a), (b) and (c) shall be claimed in full on the Company’s federal and state income Tax Returns for the taxable period ending on the Closing Date to the extent permitted under applicable law, and that any net operating losses generated as a result thereof for such taxable period shall, to the maximum extent possible, be carried back to prior taxable years of, and amended income Tax Returns filed for, the Company so as to generate refunds of income Tax with respect to such prior taxable years (the “Prior Year Tax Refund Amounts”). If Buyer and Sellers’ Representative do not agree on the amount of such deductions that may be claimed under applicable law on the Company’s federal and state income Tax returns for the taxable period ending on the Closing Date, Buyer and Sellers’ Representative shall submit the matter to a mutually-acceptable public accounting firm for final determination, whose decision shall be binding on both Buyer and Sellers. Reductions in Tax for the taxable period (or portion thereof) ending on the Closing Date, and all such Prior Year Tax Refund Amounts, shall be for the benefit of Sellers and ACAS and, if received by Buyer or any affiliate thereof, shall (except as otherwise expressly provided in the Escrow Agreement) be paid to the Escrow Agent within fifteen (15) days after receipt or entitlement thereto to be held in accordance with the Escrow Agreement. The obligations created hereunder shall not be considered for purposes of calculation of Closing Date Modified Working Capital. Notwithstanding the forgoing, neither Sellers nor ACAS shall be entitled to any payments hereunder to the extent (a) the aggregate amount of all payments to Sellers and ACAS pursuant to this Section 12.3 exceed the aggregate amount of income Taxes shown as due on all income Tax Returns filed or to be filed (including amended Tax Returns) by or on behalf of the Company and the Company’s Subsidiaries for all Pre-Closing Tax Periods and (b) a Tax Refund is the result of a carryback of a tax attribute arising after the Closing Date.

     12.4 Cooperation on Tax Matters
     (a) Buyer, Holdings, the Company and each of Company’s Subsidiaries shall provide to Sellers’ Representative, and Sellers’ Representative shall provide to Buyer, such material and relevant information, without charge and in a timely fashion, as each may reasonably request of the other, in connection with the filing of Tax Returns pursuant to this Article 12 and any audit, litigation or other proceeding with respect to Taxes imposed on Holdings, the Company or Company’s Subsidiaries. Such cooperation shall include the retention and (upon the other party’s request, at the other party’s cost and expense and at the time and place mutually agreed upon by the parties) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, to the extent such information and/or explanation is readily available and within the control of the party to which such request is made. The responsibility to retain records and information shall include the responsibility to (i) retain such records and information as are required to be retained by any applicable Tax authority and (ii) retain such records and information in machine-readable format where appropriate such that the requesting party shall be able to readily access such records and information. Holdings, the Company, each of Company’s Subsidiaries, Buyer, Sellers and ACAS agree (A) to retain all books and records with respect to Tax matters pertinent to Holdings, the Company and Company’s Subsidiaries relating to any taxable period ending on or prior to the Closing Date, and to abide by all record retention arrangements entered into with any Tax authority with respect thereto, and (B) to give the other party reasonable written notice and receive the consent of the other party, which consent shall not be unreasonably withheld, prior to transferring, destroying or discarding any such books and records. The requesting party shall reimburse the other party for any reasonable out-of-pocket expenses, or costs of making employees available, upon receipt of reasonable documentation of such expenses or costs. Any information or explanation obtained pursuant to this Section shall be maintained in confidence, except (1) as may be legally required in connection with claims for refund or in conducting or defending any Tax audit or other proceeding or (2) to the extent the disclosing party provides written permission for such disclosure.
     (b) Buyer and Sellers further agree, upon the other’s reasonable request, to use their best efforts, and, in the case of Buyer, to cause Holdings, the Company and Company’s Subsidiaries to use their best efforts, to obtain any consents, Orders, certificates or other documents from any Governmental Body or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed.

     12.5 Conduct of Tax Controversy Proceedings
     Buyer shall have the sole right to control and make all decisions regarding the interests of Holdings, the Company or any of Company’s Subsidiaries in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which Sellers and ACAS are responsible and have agreed to indemnify Buyer pursuant to Section 10.2(e) hereof, (a) Buyer and Sellers shall cooperate in the conduct of any audit or proceeding relating to such period, (b) Sellers shall have the right to participate in such audit or proceeding at Sellers’ expense, (c) Buyer shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes without the written consent of Sellers’ Representative, which consent shall not unreasonably be withheld, and (d) Buyer may, without the written consent of Sellers’ Representative, enter into such an agreement provided that Buyer shall have agreed in writing to forego any indemnification under this Agreement with respect to such Taxes. In the event of any conflict between the provisions of this Section 12.5 and any other provision of this Agreement, the provisions of this Section 12.5 shall control.
     12.6 Section 338 Election
     Buyer, Sellers and ACAS agree that, notwithstanding any other provision of this Agreement, Buyer shall be responsible for all tax consequences associated with any election made pursuant to section 338 of the Code (or any comparable election under state or local law) with respect to the purchase of the Shares and the Warrants.
     12.7 Tax Treatment
     Except to the extent such treatment is inconsistent with other provisions of this Agreement, any payments made pursuant to the provisions of this Section shall be treated by both Buyer, Sellers and ACAS for income Tax purposes as an adjustment to the Purchase Price.
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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:

GGEP/CPM HOLDINGS, LLC		CPM HOLDINGS, INC.

By:	/s/ Richard W. Oaenzle, Jr.	By:

Its:	Authorized Signatory	Its:

CPM ACQUISITION CORP.

By:

Its:

SELLERS:

COMPASS CPM PARTNERS, L.P.

		By:	NAVCO MANAGEMENT, INC.

By:

Its:

Execution Page 1

/s/ Ted D. Waitman Ted D. Waitman

Execution Page 2

/s/ James Hughes James Hughes

Execution Page 3

/s/ Allen J. Willoughby Allen J. Willoughby

Execution Page 4

/s/ Alan Tan Yeow Koon Alan Tan Yeow Koon

Execution Page 5

AMERICAN CAPITAL STRATEGIES, LTD.

By:	/s/ Kenneth E. Jones

Its:	Vice President

Execution Page 6